Exhibit 99

Video Display Corporation Reports Record Earnings

    ATLANTA--(BUSINESS WIRE)--Oct. 15, 2004--Video Display Corporation (NASDAQ: VIDE) is pleased to announce that new records were achieved in revenues, net income and earnings per share for its fiscal 2nd quarter and six-month period ended August 31, 2004.
    Net income for the quarter ended August 31, 2004 was $l,152,000 versus $1,002,000 for the corresponding fiscal 2004 period representing an increase of 15.0%. Fully diluted earnings per share increased from $0.21 to $0.23 or an increase of 9.5%. Net income for the six-month period ended August 31, 2004 was $2,267,000 versus $1,783,000 for the first six months of the previous fiscal year or an increase of 27%. Fully diluted earnings per share for the six months ended August 31, 2004 were $0.46 versus $0.37 for the comparable year earlier period or an increase of 24%.
    Ron Ordway, Chairman and CEO, stated, "Based upon the excellent first half results with revenues in excess of $40 Million and EPS of $0.46, we feel confident that previous guidance for revenues of $81` Million - $83 Million and EPS of $0.92 - $1.00 are achievable for fiscal year end February 28, 2005."

    This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions.


                         Three Months Ended          Six Months Ended
                          08/31/04 08/31/03          08/31/04 08/31/03

Net sales             $20,667,000 $19,115,000  $40,567,000 $38,128,000
Operating profit        2,057,000   1,864,000      3,984,000 3,399,000
Net income              1,152,000   1,002,000      2,267,000 1,783,000
Basic earnings per
 share                $      0.24 $      0.22  $        0.47 $    0.39
Diluted earnings per
 share                $      0.23 $      0.21  $        0.46 $    0.37
Basic weighted
 average shares
 outstanding            4,828,000   4,579,000      4,822,000 4,609,000
Diluted weighted
 average shares
 outstanding            4,946,000   4,922,000      4,932,000 4,946,000



    CONTACT: Video Display Corporation, Atlanta
             Ronald D. Ordway, 770-938-3080